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                                 [LETTERHEAD]

NEWS RELEASE
For Immediate Publication


          VARI-LITE INTERNATIONAL, INC. COMPLETES SALE OF SHOWCO, INC.

DALLAS, TX - November 17, 2000 - Vari-Lite International, Inc. (Nasdaq: LITE) announced today that it has completed the sale of its Showco sound reinforcement business to an affiliate of Clair Brothers Audio Enterprises, Inc., in Lititz, PA.

Rusty Brutsche, chief executive officer of the Company, said, "We are pleased that we have closed the sale of Showco. The gross proceeds of approximately $12.7 million reduced the Company's outstanding debt to its senior lenders to $15.7 million. The sale of Showco and the recent completion of the sale of the Company's continental European lighting rental operations have resulted in a significant reduction of the Company's debt. Additionally, these sales allow the Company to focus its attention on the development, manufacture and sale of its VARI-LITE-Registered Trademark- automated lighting systems and its rental and production services operations in North America, Asia and London."

Mr. Brutsche continued, "My partners and I founded Showco over 30 years ago and grew the Company to be a leader in the sound reinforcement business. The combination of Showco and Clair Brothers Audio will create the most impressive sound reinforcement company in the world, providing long-term benefits to Showco's customers and employees as these two former rivals combine their resources."

Vari-Lite International is a leading worldwide designer, manufacturer and distributor of proprietary automated lighting systems. The Company also provides related equipment and services to the entertainment industry, serving markets such as concert touring, theater, television and film and corporate events. The Company sells and rents its VARI-LITE-Registered Trademark- automated lighting systems through a domestic and international network of Vari-Lite offices and independent dealers.

Vari-Lite International, Inc. shares are traded on the Nasdaq National Market under the symbol LITE.

THE FOREGOING PARAGRAPHS CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS CONTAINED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. THESE EXPECTATIONS MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.

FOR FURTHER INFORMATION CONTACT:
--------------------------------
VARI-LITE INTERNATIONAL, INC.                                CLAIR BROTHER AUDIO
JERRY L. TROJAN                                              TROY CLAIR
VICE PRESIDENT - FINANCE AND CHIEF FINANCIAL OFFICER         717-626-4000